Exhibit 99.1


                    JoS. A. Bank Clothiers' Posts 27% Gain in
                        First Quarter Earnings Per Share;
                 Company Raises Earnings Guidance for Full Year



    HAMPSTEAD, Md.--(BUSINESS WIRE)--June 6, 2005--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market:"JOSB") announced today record sales and earnings for the first quarter of FY2005. In addition, the Company has raised its earnings guidance for the fiscal year ending January 28, 2006 (FY2005).
    For the three months ended April 30, 2005, net income rose to $6.7 million, or $0.47 per share, compared with net income of $5.3 million, or $0.37 per share, in the first quarter of FY2004 - representing a 27% increase in earnings per share.
    "We are very pleased to report our Company's 15th consecutive quarter of record earnings, when compared with prior-year periods," observed Robert N. Wildrick, Chief Executive Officer of JoS. A. Bank Clothiers, Inc. "Earnings per share rose 27% to a first quarter record of $0.47. This is particularly satisfying in light of the fact that earnings per share in the first quarter of fiscal 2004 were exceptionally strong and 131% above the results for the first quarter of fiscal 2003. Based on these strong results, we are raising our earnings guidance for FY2005 to at least $2.07 to $2.12 per share, compared with $1.72 per share in FY2004."
    "First quarter results benefited from continued improvement in gross margins, a 4.1% increase in comparable store sales, 57 new stores opened during the previous twelve months, and strong demand for our spring/summer products. All of our major product categories posted year-over-year sales gains, particularly Signature Gold suits and ties, sportcoats, trousers, dress shirts and knits," continued Mr. Wildrick. "We opened six new stores during the first quarter and are on target to achieve our goal of opening 60 to 75 new stores for the fiscal year."

    A conference call to discuss this earnings news release will be held today, June 6, 2005 at 11:00 a.m. Eastern Time (EDT). To participate in the call today please dial (USA) 877-209-0397 or (International) 612-332-1025 at least five minutes before 11:00 a.m. EDT. A replay of the conference call will be available after 2:30 p.m. EDT on June 6, 2005 until June 13, 2005 at 11:59 p.m. EDT by dialing
(USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 781252.

    Total sales for the first quarter ended April 30, 2005 increased 20.8% to $96.6 million compared with $79.9 million in the comparable prior year period. Comparable store sales increased 4.1% in the first quarter ended April 30, 2005, while combined catalog and Internet sales increased 26.4%.
    All current and historical earnings per share amounts noted in this news release represent diluted earnings per share adjusted for two stock dividends that were distributed to stockholders in FY2004. The financial statements included in this news release give effect to the restatement to reflect the revision of the Company's historical practices of accounting for lease transactions as discussed in the Company's Annual Report on Form 10-K for the year ended January 29, 2005.
    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 281 stores in 38 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the NASDAQ National Market under the symbol "JOSB".

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.



             JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
              Condensed Consolidated Statements of Income
                 (In thousands except per share data)
                              (Unaudited)


                                       Three Months Ended
                          --------------------------------------------
                               May 1, 2004          April 30, 2005
                              (as restated)
                          ---------------------  ---------------------

Net sales                 $  79,929      100.0%  $  96,575      100.0%

Cost of goods sold           30,894       38.7%     35,962       37.2%
                          ----------             ----------

Gross profit                 49,035       61.3%     60,613       62.8%

Operating expenses:
   Sales and marketing       30,757       38.5%     39,540       40.9%
   General and
    administrative            8,584       10.7%      9,179        9.5%
   Store opening costs          231         .3%        112         .1%
                          ----------             ----------
Total operating expenses     39,572       49.5%     48,831       50.6%
                          ----------             ----------

Operating income              9,463       11.8%     11,782       12.2%

Interest expense, net           481         .6%        324         .3%
                          ----------             ----------

Income before provision
 for income taxes             8,982       11.2%     11,458       11.9%
Provision for income
 taxes                        3,711        4.6%      4,721        4.9%
                          ----------             ----------

   Net income             $   5,271        6.6%  $   6,737        7.0%
                          ==========             ==========

Earnings per share:
Net income:

   Basic                  $    0.40              $    0.50
   Diluted                $    0.37              $    0.47
Weighted average shares
 outstanding:
   Basic                     13,246                 13,471
   Diluted                   14,213                 14,321


             JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                      (In Thousands) (Unaudited)


                                                 January      April
                                                 29, 2005    30, 2005
                                                ----------  ----------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                    $   1,425   $   2,137
   Accounts receivable, net                         4,798       9,080
   Inventories:
      Raw materials                                 8,550      12,444
      Finished goods                              119,143     132,170
                                                ----------  ----------
      Total inventories                           127,693     144,614
   Prepaid expenses and other current assets       11,892      12,688
   Deferred income taxes                              893           -
                                                ----------  ----------

      Total current assets                        146,701     168,519

NONCURRENT ASSETS:
   Property, plant and equipment, net              83,621      85,672
   Other noncurrent assets                          1,508       1,478
                                                ----------  ----------
      Total assets                              $ 231,830   $ 255,669
                                                ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                             $  40,133   $  42,724
   Accrued expenses                                37,505      33,652
   Current portion of long-term debt                  917         933
   Deferred tax liability - current                     -       6,169
                                                ----------  ----------
      Total current liabilities                    78,555      83,478

NONCURRENT LIABILITIES:
   Long-term debt, net of current portion           5,942      15,709
   Noncurrent lease obligations                    30,318      30,354
   Deferred tax liability - noncurrent              1,753       2,960
   Other noncurrent liabilities                       938         939
                                                ----------  ----------
      Total liabilities                           117,506     133,440
                                                ----------  ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common Stock                                       124         125
   Additional paid-in capital                      67,594      68,761
   Retained earnings                               51,664      58,401
                                                ----------  ----------
                                                  119,382     127,287
   Treasury stock                                  (5,058)     (5,058)
                                                ----------  ----------
      Total stockholders' equity                  114,324     122,229
                                                ----------  ----------
      Total liabilities and stockholders'
       equity                                   $ 231,830   $ 255,669
                                                ==========  ==========


             JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Cash Flows
                      (In Thousands) (Unaudited)


                                                 Three Months Ended
                                               -----------------------
                                                   May        April
                                                 1, 2004     30, 2005
                                               (as stated)
                                               -----------  ----------

Cash flows from operating activities:
   Net income                                  $    5,271   $   6,737
Adjustments to reconcile net income to net
 cash used in operating activities:
   Depreciation and amortization                    2,497       3,079
   Loss on disposals of plant and equipment             -           3
   Income tax benefit from exercise of stock
    options                                             -         952
   Net increase in operating working capital      (10,120)    (14,925)
                                               -----------  ----------

      Net cash used in operating activities        (2,352)     (4,154)
                                               -----------  ----------

Cash flows from investing activities:
   Capital expenditures                            (4,890)     (5,133)
   Proceeds from disposal of assets                   850           -
                                               -----------  ----------

      Net cash used in investing activities        (4,040)     (5,133)
                                               -----------  ----------

Cash flows from financing activities:
   Borrowings under long-term Credit Agreement     27,520      24,719
   Repayments under long-term Credit Agreement    (19,869)    (14,719)
   Repayment of other long-term debt               (1,652)       (217)
   Net proceeds from issuance of common stock         422         216
                                               -----------  ----------

      Net cash provided by financing
       activities                                   6,421       9,999
                                               -----------  ----------

Net increase in cash and cash equivalents              29         712

Cash and cash equivalents - beginning of
 period                                               875       1,425
                                               -----------  ----------

Cash and cash equivalents - end of period      $      904   $   2,137
                                               ===========  ==========


    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
                 or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com
                 or
             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com